Exhibit 4.16

THE SECURITIES REPRESENTED HEREBY MAY NOT BE TRANSFERRED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, (II) SUCH SECURITIES MAY BE SOLD PURSUANT TO RULE 144, OR (III) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS.

THE INDEBTEDNESS EVIDENCED BY THIS INSTRUMENT IS SUBORDINATED TO THE PRIOR PAYMENT IN FULL OF THE SENIOR OBLIGATIONS (AS DEFINED IN THE SUBORDINATION AGREEMENTS HEREINAFTER REFERRED TO) PURSUANT TO, AND TO THE EXTENT PROVIDED IN, THE SUBORDINATION AGREEMENT DATED OCTOBER 11, 2006, MADE BY THE SUBORDINATED CREDITOR AND EACH OBLIGOR REFERRED TO THEREIN IN FAVOR OF FORTRESS CREDIT CORP., AS SENIOR AGENT, ALL AS REFERRED TO IN SUCH SUBORDINATION AGREEMENT.

IN ADDITION, THIS NOTE IS SUBORDINATED PURSUANT TO, AND SUBJECT TO THE TERMS AND CONDITIONS OF, THE SUBORDINATION AGREEMENT (AS DEFINED IN THE SUBSCRIPTION AGREEMENT REFERENCED BELOW)

SUBORDINATED CONVERTIBLE PROMISSORY NOTE

$—

Issue Date: October —, 2006 Maturity Date: October —, 2009

FOR VALUE RECEIVED, HALO Technology Holdings, Inc. (the “Company”) hereby promises to pay to the order of      . or its successors, assigns and legal representatives (the "Holder”), at c/o      or at such other location as the Holder may designate from time to time, the aggregate principal sum of $     (     Dollars), in lawful money of the United States of America, together with interest thereon at a rate of 10.0% per annum.

1. Company Notes. This Note (the “Note”) is one of a series of Notes (the "Company Notes”) of like tenor in an aggregate principal amount of up to $5,000,000 (Five Million Dollars) (or such higher amount as may be agreed to by the Company) issued by the Company pursuant to the terms of those certain Subscription Agreements, dated of even date herewith (the "Subscription Agreements”), between the Company and the investor parties thereto. Capitalized terms used herein shall have the respective meanings ascribed thereto in the Subscription Agreements unless otherwise defined herein.

2. Maturity Date. Subject to the provisions of Section 9 below, the aggregate principal amount of this Note and accrued interest thereon shall be due and payable on October 11, 2009 (the “Maturity Date”).

3. Calculation and Payment of Interest. Interest shall be payable in shares of Common Stock of the Company. Interest will be paid in full shares only, with an additional share to be paid for any fractional share. The value of each share of Common Stock for purposes of interest payments hereunder shall be equal to 80% of the 20 trading day trailing volume weighted average price for a share of Common Stock ending on the trading day immediately prior to the date on which the applicable interest payment is due. Interest hereunder shall be calculated on the basis of a 360-day year for the actual number of days elapsed. Interest shall be calculated on a simple interest basis and shall accrue daily and be payable quarterly, in arrears.

4. Prepayment. Any prepayments hereunder shall be applied first, to the payment of any expenses then owed to the Holder, second, to accrued interest on this Note and third, to the payment of the principal amount outstanding under this Note. The Company shall not have the right to set off or otherwise deduct from amounts payable by it hereunder any amounts whether liquidated or unliquidated, which the Holder or any of its Affiliates may owe to the Company, which right is hereby expressly waived to the maximum extent permitted by applicable law. The Company shall have no right to make any prepayment of all, or any portion of this Note unless the Company makes a simultaneous prepayment of the other Notes under the Subscription Agreements pari pasu. In the event of any prepayment, a prepayment penalty in an amount equal to the remaining interest payments through Maturity will be charged and due at the time of such prepayment.

5. Covenants. The Company agrees that, so long as any amount payable under this Note remains unpaid, it will not, and will cause its Subsidiaries not to, without the prior written consent of the Holder:

(a) create, incur, guarantee, issue, assume or in any manner become liable in respect of, any obligation (i) for borrowed money, other than trade payables incurred in the ordinary course of business, (ii) evidenced by bonds, debentures, notes, or other similar instruments, (iii) in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), except letters of credit or other similar instruments issued to secure payment of trade payables arising in the ordinary course of business consistent with past practices, (iv) to pay the deferred purchase price of property or services, except trade payables arising in the ordinary course of business consistent with past practices, (v) as lessee under capitalized leases, (vi) secured by a Lien (as defined below) on any asset of the Company or a Subsidiary, whether or not such obligation is assumed by the Company or such Subsidiary and (vii) of any other person or entity, other than indebtedness for borrowed money existing on the date of this Note or other obligations or other liabilities incurred in connection with Liens permitted to be incurred under Section 5(b)(vi) or 5(b)(vii) hereof;

(b) create, incur, assume or suffer to exist any lien, claim, pledge, charge, security interest or encumbrance of any kind (“Liens”) on any asset now owned or hereafter acquired by it, except:

(i) Liens existing on the date hereof, and any Liens granted in connection with the Company’s current senior credit facilities provided by Fortress Credit Corp. (and its successors, assigns, and transferees), and any refinance, amendment, extension, supplement, restatement, restructure, refund or termination thereof, or pursuant to any documents entered into in connection with such credit facilities;

(ii) Liens for taxes or assessments and similar charges either (x) not delinquent or (y) contested in good faith by appropriate proceedings and as to which the Company shall have set aside on its books adequate reserves;

(iii) Liens incurred or pledges and deposits in connection with workers’ compensation, unemployment insurance and other social security benefits, or securing the performance bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, progress payments, surety and appeal bonds and other obligations of like nature, incurred in the ordinary course of business;

(iv) Liens imposed by law, such as mechanics’, carriers’, warehousemen’s, materialmen’s and vendors’ Liens, incurred in good faith in the ordinary course of business;

(v) zoning restrictions, easements, licenses, covenants, reservations, restrictions on the use of real property or minor irregularities of title incident thereto which do not in the aggregate materially detract from the value of the property or assets of the Company and its Subsidiaries taken as a whole or impair the use of such property in the operation of the Company’s or its Subsidiaries’ businesses; and

(vi) other Liens incidental to the conduct of the business of the Company or a Subsidiary or the ownership of its or their respective property and assets which were not incurred in connection with the borrowing of money, and which do not in the aggregate materially detract from the value of its property or assets; or

(c) declare or make (i) any dividend, distribution or other payment on any capital stock (other than the payment of dividends on the Company’s Series D Preferred Stock, which are payable in shares of Common Stock or (ii) any payment on account of the purchase, redemption, retirement or acquisition of (A) any capital stock (other than under the Subscription Agreement) or (B) any option, warrant or other right to acquire capital stock.

(d) Notwithstanding the foregoing, the Company shall not be required to obtain the consent of the Holder in order to (i) incur indebtedness for borrowed money in connection with any future acquisition by the Company, (ii) assume any indebtedness of a target company in connection with any acquisition by the Company, (iii) refinance, amend, extend, supplement, restate, restructure, refund or terminate the Company’s current senior credit facilities provided by Fortress Credit Corp. (and its successors, assigns, and transferees), or any documents entered into in connection with such credit facilities, or (iv) permit the existence of any liens in connection with any of the indebtedness described in clauses (i), (ii) or (iii) above.

6. Conversion.

(a) Method. Subject to the provisions hereof, the Holder hereof shall have the right to convert this Note into (i) such number of fully paid and non-assessable shares (the "Conversion Shares”) of the Company’s common stock, par value $0.00001 per share (the "Common Stock”) equal to the aggregate outstanding principal amount due under this Note divided by the Conversion Price (as defined below), by the surrender of this Note (with the Notice of Conversion attached hereto as Appendix A duly executed) at the principal office of the Company, or such other office or agency of the Company as it may reasonably designate by written notice to the Holder, during normal business hours on any Business Day. The “Conversion Price” shall mean $0.68, subject to adjustment as provided in Section 7 below.

(b) Stock Certificates. On the date on which the Holder shall have satisfied in full the Holder’s obligations set forth herein regarding a conversion of this Note, the Holder (or such other person or persons as directed by the Holder, subject to compliance with applicable securities laws) shall be treated for all purposes as the holder of record of such Conversion Shares as of the close of business on such date. In the event of such conversion of this Note, certificates for the whole number of shares of Common Stock constituting the Conversion Shares shall be delivered to the Holder (or such other person or persons as directed by the Holder, subject to compliance with applicable securities laws) as promptly as is reasonably practicable (but not later than five (5) Business Days) after such conversion at the Company’s expense.

(c) Reservation of Shares; Stock Fully Paid; Listing. The Company shall keep reserved a sufficient number of shares of the authorized and unissued shares of Common Stock to provide for the conversion of this Note in compliance with its terms. All Conversion Shares issued upon conversion of this Note shall be, at the time of delivery of the certificates for such Conversion Shares upon conversion of this Note in accordance with the terms hereof, duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company. The Company shall during all times prior to the Maturity Date when the shares of Common Stock issuable upon the conversion of this Note are authorized for listing or quotation on any national securities exchange, Nasdaq (or the Over-the-Counter Bulletin Board or the “pink sheets”, as the case may be), keep the shares of Common Stock issuable upon the conversion of this Note authorized for listing or quotation on such national securities exchange, Nasdaq (or the Over-the-Counter Bulletin Board or the “pink sheets”, as the case may be).

7. Adjustments and Distributions.

7.1. If the Company shall, while this Note is outstanding and at any time on or before the second anniversary of the date hereof, issue or sell shares of its Common Stock or “Common Stock Equivalents” (as defined below) without consideration or at a price per share or “Net Consideration Per Share” (as defined below) less than the Conversion Price in effect immediately prior to such issuance or sale, then in each such case the Conversion Price then in effect at such time, except as hereinafter provided, shall be lowered to an amount equal to the consideration per share received by the Company in such issuance of Common Stock or Common Stock Equivalents.

(a) Common Stock Equivalents.

(i) General. For the purposes of this Note, the issuance of any warrants, options, subscription or purchase rights with respect to shares of Common Stock and the issuance of any securities (including, without limitation, securities evidencing indebtedness) convertible into or exchangeable for shares of Common Stock and the issuance of any warrants, options, subscription or purchase rights with respect to such convertible or exchangeable securities (collectively, "Common Stock Equivalents”), shall be deemed an issuance of Common Stock. Any obligation, agreement or undertaking to issue Common Stock Equivalents at any time in the future shall be deemed to be an issuance at the time such obligation, agreement or undertaking is made or arises. No adjustment of the Conversion Price shall be made under this Note upon the issuance of any shares of Common Stock which are issued pursuant to the exercise, conversion or exchange of any Common Stock Equivalents.

(ii) Adjustments for Adjustment, Cancellation or Expiration of Common Stock Equivalents. Should the Net Consideration Per Share of any such Common Stock Equivalents be decreased from time to time other than as a result of the application of anti-dilution provisions substantially similar to the provisions of this Note, then, upon the effectiveness of each such change, the Conversion Price will be that which would have been obtained (1) had the adjustments made upon the issuance of such Common Stock Equivalents been made upon the basis of the new Net Consideration Per Share of such securities, and (2) had the adjustments made to the Conversion Price since the date of issuance of such Common Stock Equivalents been made to such Conversion Price as adjusted pursuant to clause (1) above. Any adjustment of the Conversion Price which relates to any Common Stock Equivalent shall be disregarded if, as, and when such Common Stock Equivalent expires or is canceled without being exercised, or is repurchased by the Company at a price per share at or less than the original purchase price, so that the Conversion Price effective immediately upon such cancellation or expiration shall be equal to the Conversion Price that would have been in effect (x) had the expired or canceled Common Stock Equivalent not been issued, and (y) had the adjustments made to the Conversion Price since the date of issuance of such Common Stock Equivalents been made to the Conversion Price which would have been in effect had the expired or canceled Common Stock Equivalent not been issued.

(b) Net Consideration Per Share. For purposes of this Note, the “Net Consideration Per Share” which shall be receivable by the Company for any Common Stock issued upon the exercise or conversion of any Common Stock Equivalents shall be determined as follows:

(i) The “Net Consideration Per Share” shall mean the amount equal to the total amount of consideration, if any, received by the Company for the issuance of such Common Stock Equivalents, plus the minimum amount of consideration, if any, payable to the Company upon exercise, or conversion or exchange thereof, divided by the maximum aggregate number of shares of Common Stock (without regard to any provision contained therein providing for a subsequent adjustment to such number) that would be issued if all such Common Stock Equivalents were exercised, exchanged or converted.

(ii) The “Net Consideration Per Share” which shall be receivable by the Company shall be determined in each instance as of the date of issuance of Common Stock Equivalents without giving effect to any possible future upward price adjustments or rate adjustments which may be applicable with respect to such Common Stock Equivalents.

(c) Stock Dividends for Holders of Capital Stock Other Than Common Stock. In the event that the Company shall make or issue (otherwise than to holders of Common Stock), or shall fix a record date for the determination of holders of any capital stock of the Company other than holders of Common Stock entitled to receive, a dividend or other distribution payable in Common Stock or securities of the Company convertible into or otherwise exchangeable for shares of Common Stock of the Company, then such Common Stock or other securities issued in payment of such dividend shall be deemed to have been issued for their fair market value as is reasonably determined in good faith by the Board of Directors of the Company.

(d) Consideration Other than Cash. For purposes of this Note, if a part or all of the consideration received by the Company in connection with the issuance of shares of Common Stock or the issuance of any of the securities described in this Note consists of property other than cash, such consideration shall be deemed to have a fair market value as is reasonably determined in good faith by the Board of Directors of the Company.

(e) Exceptions to Anti-Dilution Adjustments. This Section 7.1 shall not apply (A) under any of the circumstances which would constitute an Extraordinary Common Stock Event (as described below) (such circumstances being accounted for pursuant to Section 7.2 hereof), (B) to the issuance of Common Stock upon the conversion of the Company’s Series D Preferred Stock, (C) to the issuance of shares of Common Stock upon conversion of the Company’s existing convertible notes and the warrants issued in connection therewith, (D) upon the conversion or exercise of (x) this Note and any other Company Notes or warrants issued by the Company in connection with the Subscription Agreements, (y) any warrants issued in connection with the issuance of the Series C Preferred Stock or any Initial Warrants or Additional Warrants issued pursuant to a certain Senior Note and Warrant Purchase Agreement, dated as of January 31, 2005, by and among the Company and the Purchasers signatory thereto or other warrants or options to purchase shares of Common Stock or (z) the warrants issued to Fortress Credit Corp. (and its successors, assigns and transferees) in connection with the Company’s $50 million senior credit facility (as amended, restated, supplemented, or othwerwise modified from time to time), (E) the issuance of any convertible debt or convertible equity in connection with the Company’s acquisition of five portfolio companies from Platinum Equity LLC as described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 16, 2005, or the exercise or conversion of any such debt or equity securities, (F) issuance of any convertible debt or convertible equity as described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 18, 2006, or the exercise or conversion of any such debt or equity securities or any debt or equity securities for which such securities are exchanged or (G) other securities convertible into shares of Common Stock, outstanding prior to the original issue date of this Note. Further, the adjustments described in this Section 7.1 shall not apply with respect to the issuance or sale of shares of Common Stock, or the grant of options exercisable therefor, issued or issuable after the original issue date of this Note to:

(i) directors, officers, employees and consultants of the Company or any subsidiary pursuant to any qualified or non-qualified stock option plan or agreement, stock purchase plan or agreement, stock restriction agreement, employee stock ownership plan, consultant equity compensation plan or arrangement approved by the Board of Directors or an authorized committee thereof, including any repurchase or stock restriction agreement, or such other options, issuances, arrangements, agreements or plans intended principally as a means of providing compensation for employment or services and approved by the Board of Directors;

(ii) capital stock, or options or warrants to purchase capital stock, issued to financial institutions, hedge funds (or similar alternative investment vehicles), or lessors in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions;

(iii) capital stock, or warrants or options to purchase capital stock, issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by the Board of Directors of the Company; and

(iv) capital stock issued or issuable to an entity as a component of any business relationship with such entity for the purpose of (A) joint venture, technology licensing or development activities, (B) distribution, supply or manufacture of the Company’s products or services or (C) any other arrangements involving corporate partners that are primarily for purposes other than raising capital, the terms of which business relationship with such entity are approved by the Board of Directors.

(f) No Fractional Adjustments. No adjustment of the Conversion Price shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward and prior to conversion, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

(g) No Increased Conversion Price. Notwithstanding any other provisions of this Section 7, except to the limited extent provided for in Sections 7.1(a)(ii), no adjustment of the Conversion Price pursuant to this Section 7 shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

7.2. Adjustment Upon Extraordinary Common Stock Event. Upon the happening of an Extraordinary Common Stock Event (as hereinafter defined), the Conversion Price shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Conversion Price which, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events.

An “Extraordinary Common Stock Event” shall mean (i) the issue of additional shares of Common Stock as a dividend or other distribution on outstanding shares of Common Stock, (ii) a subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination or reverse stock split of outstanding shares of Common Stock into a smaller number of shares of the Common Stock.

7.3. Adjustment Upon Certain Dividends. In the event the Company shall make or issue, or shall fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution with respect to the Common Stock payable in (i) securities of the Company other than shares of Common Stock, or (ii) other assets (excluding cash dividends or distributions), then and in each such event provision shall be made so that the Holder shall receive upon conversion of this Note in addition to the number of shares of Common Stock receivable thereupon, the number of securities or such other assets of the Company which they would have received had this Note been converted immediately prior to such event.

7.4. Adjustment Upon Capital Reorganization or Reclassification. If the Common Stock shall be changed into the same or different number of shares of any other class or classes of capital stock, whether by capital reorganization, recapitalization, reclassification or otherwise (other than an Extraordinary Common Stock Event provided for in Section 7.2, a dividend or other distribution provided for in Section 7.3, or a merger or other transaction provided for in Section 7.5), then and in each such event, the Holder shall have the right thereafter to receive, upon conversion of this Note, in lieu of the number of shares of Common Stock which the Holder would otherwise have been entitled to receive, the kind and amount of shares of capital stock and other securities and property receivable upon such reorganization, recapitalization, reclassification or other change by the holders of the number of shares of Common Stock for which this Note could have been converted immediately prior to such reorganization, recapitalization, reclassification or change, all subject to further adjustment as provided herein.

7.5. Adjustment for Merger or Reorganization, etc.

(a) In case of any consolidation or merger of the Company with or into another Company or the sale of all or substantially all of the assets of the Company to another Company: if the surviving entity shall consent in writing to the following provisions, then this Note shall thereafter be exercisable for the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Company deliverable upon conversion of this Note would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 7 with respect to the rights and interest thereafter of the Holder of this Note, to the end that the provisions set forth in this Section 7 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably possible, in relation to any shares of stock or other property thereafter deliverable upon the conversion of this Note.

(b) The provision for such rights on each of this Note shall be a condition precedent to the consummation by the Company of any such transaction.

7.6. Certificate as to Adjustments; Notice by Company. In each case of an adjustment or readjustment of the Conversion Price, the Company at its expense will furnish the Holder with a certificate prepared by the Treasurer or Chief Financial Officer of the Company, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

7.7. Further Adjustments. In the event that, as a result of an adjustment made pursuant to this Section 7, the Holder shall become entitled to receive any shares of capital stock of the Company other than shares of Common Stock, the number of such other shares so receivable upon conversion of this Note shall be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Conversion Shares contained in this Note.

7.8. Adjustment of Number of Shares. Upon each adjustment in the Conversion Price pursuant to this Section 7, the number of Conversion Shares issuable upon conversion hereunder shall be adjusted, to the nearest whole share, to the product obtained by multiplying the number of Conversion Shares issuable upon conversion immediately prior to such adjustment by a fraction, (i) the numerator of which shall be the Conversion Price immediately prior to such adjustment, and (ii) the denominator of which shall be the Conversion Price immediately thereafter.

8. Transfer Taxes. The Company will pay any documentary stamp taxes attributable to the initial issuance of Conversion Shares issuable upon the conversion of the this Note; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificates for Conversion Shares in a name other than that of the registered holder of this Note in respect of which such shares are issued, and in such case, the Company shall not be required to issue or deliver any certificate for Conversion Shares until the person requesting the same has paid to the Company the amount of such tax or has established to the Company’s reasonable satisfaction that such tax has been paid.

9. Events of Default. Each of the following shall constitute an “Event of Default” hereunder:

(a) The Company shall fail to pay the principal amount of this Note and accrued interest thereon when due and payable (whether at the Maturity Date, upon acceleration or otherwise);

(b) The Company shall fail to pay any other amount under this Note or any amounts under the Subscription Agreement or any other Transaction Document when due and payable (whether at the maturity date therefor, upon acceleration or otherwise) and such failure shall continue for a period of five (5) business days;

(c) Any “Event of Default” shall occur under any other transaction document or the Company shall violate any of its duties or obligations under the Subordination Agreement;

(d) Any representation or warranty made by the Company in the transaction documents shall have been untrue or misleading in any material respect when made;

(e) The Company fails to make a required payment or payments on indebtedness for borrowed money of Two Hundred Fifty Thousand Dollars ($250,000) or more in aggregate principal amount;

(f) There shall have occurred an acceleration of the stated maturity of any indebtedness for borrowed money of the Company or any Subsidiary of Two Hundred Fifty Thousand Dollars ($250,000) or more in aggregate principal amount (which acceleration is not rescinded, annulled or otherwise cured within ten (10) days of receipt by the Company or such Subsidiary of notice of such acceleration);

(g) Any material covenant, agreement or obligation of the Company in any Transaction Document shall cease to be enforceable, or shall be determined to be unenforceable in any material respect;

(h) The Company shall sell, transfer, lease or otherwise dispose of all or any substantial portion of its assets in one transaction or a series of related transactions, participate in any share exchange, consummate any recapitalization, reclassification, reorganization or other business combination transaction or adopt a plan of liquidation or dissolution or agree to do any of the foregoing;

(i) One or more judgments in an aggregate amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) shall have been rendered against the Company or any Subsidiary and such judgment or judgments remain undischarged or unstayed for a period of sixty (60) days after such judgment or judgments become or became, as the case may be, final and unappealable;

(j) The Company shall have applied for or consented to the appointment of a custodian, receiver, trustee or liquidator, or other court-appointed fiduciary of all or a substantial part of its properties; or a custodian, receiver, trustee or liquidator or other court appointed fiduciary shall have been appointed with or without the consent of the Company; or the Company is generally not paying its debts as they become due by means of available assets, or has made a general assignment for the benefit of creditors; or the Company files a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any insolvency law, or an answer admitting the material allegations of a petition in any bankruptcy, reorganization or insolvency proceeding or has taken action for the purpose of effecting any of the foregoing; or if, within ninety (90) days after the commencement of any proceeding against the Company seeking any reorganization, rehabilitation, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Federal bankruptcy code or similar order under future similar legislation, the appointment of any trustee, receiver, custodian, liquidator, or other court-appointed fiduciary of the Company or of all or any substantial part of its properties, such order or appointment shall not have been vacated or stayed on appeal or otherwise or if, within ninety (90) days after the expiration of any such stay, such order or appointment shall not have been vacated (collectively, “Insolvency Events”); or

(k) Any Insolvency Event shall have occurred with respect to any Subsidiary.

Upon the occurrence of any Event of Default, the Holder may, at its option, declare all amounts due hereunder to be due and payable immediately and, upon any such declaration, the same shall become and be immediately due and payable. If an Insolvency Event occurs with respect to the Company or any Subsidiary, then all amounts due hereunder shall become immediately due and payable without any declaration or other act on the part of the Holder. Upon the occurrence of any Event of Default, the Holder may, in addition to declaring all amounts due hereunder to be immediately due and payable, pursue any available remedy, whether at law or in equity, including, without limitation, exercising its rights under the Security Agreement. If an Event of Default occurs, the Company shall pay to the Holder the reasonable attorneys’ fees and disbursements and all other reasonable out-of-pocket costs incurred by the Holder in order to collect amounts due and owing under this Note or otherwise to enforce the Holder’s rights and remedies hereunder.

10. Waiver of Presentment, Demand and Dishonor. The Company hereby waives presentment for payment, protest, demand, notice of protest, notice of non-payment and diligence with respect to this Note, and waives and renounces all rights to the benefit of any statute of limitations or any moratorium, appraisement, exemption or homestead now provided or that hereafter may be provided by any federal or applicable state statute, including but not limited to exemptions provided by or allowed under the Federal Bankruptcy Code, both as to itself and as to all of its property, whether real or personal, against the enforcement and collection of the obligations evidenced by this Note and any and all extensions, renewals and modifications hereof.

No failure on the part of the Holder hereof to exercise any right or remedy hereunder with respect to the Company, whether before or after the happening of an Event of Default, shall constitute a waiver of any future Event of Default or of any other Event of Default. No failure to accelerate the debt of the Company evidenced hereby by reason of an Event of Default or indulgence granted from time to time shall be construed to be a waiver of the right to insist upon prompt payment thereafter; or shall be deemed to be a novation of this Note or a reinstatement of such debt evidenced hereby or a waiver of such right of acceleration or any other right, or be construed so as to preclude the exercise of any right the Holder may have, whether by the laws of the state governing this Note, by agreement or otherwise; and the Company hereby expressly waives the benefit of any statute or rule of law or equity that would produce a result contrary to or in conflict with the foregoing.

11. Amendment; Waiver. Any term of this Note may be amended or waived upon the written consent of the Company and the Holder hereof. No such waiver or consent on any one instance shall be construed to be a continuing waiver or a waiver in any other instance unless it expressly so provides.

12. Transfers. The Holder shall have the right to transfer this Note or any interest herein in any transaction meeting the requirements of applicable securities laws.

13. Subordination Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS NOTE, THE SUBSCRIPTION AGREEMENT OR ANY OTHER AGREEMENT OR OTHERWISE, THE INDEBTEDNESS EVIDENCED BY THIS INSTRUMENT IS SUBORDINATED TO THE PRIOR PAYMENT IN FULL OF THE SENIOR OBLIGATIONS (AS DEFINED IN THE SUBORDINATION AGREEMENTS HEREINAFTER REFERRED TO) PURSUANT TO, AND TO THE EXTENT PROVIDED IN, THE SUBORDINATION AGREEMENT DATED OCTOBER 11, 2006, MADE BY THE SUBORDINATED CREDITOR AND EACH OBLIGOR REFERRED TO THEREIN IN FAVOR OF FORTRESS CREDIT CORP., AS SENIOR AGENT, ALL AS REFERRED TO IN SUCH SUBORDINATION AGREEMENT.

IN ADDITION, THIS NOTE IS SUBORDINATED PURSUANT TO, AND SUBJECT TO THE TERMS AND CONDITIONS OF, THE SUBORDINATION AGREEMENT (AS DEFINED IN THE SUBSCRIPTION AGREEMENT).         .

14. Governing Law; Consent to Jurisdiction. This Note shall be binding upon the Company and its successors, assigns and legal representatives. The validity, construction and interpretation of this Note will be governed, and construed in accordance with, the laws of the State of New York. EACH OF THE COMPANY AND, BY ITS ACCEPTANCE HEREOF, THE HOLDER HEREBY WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS NOTE AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

Each of the Company and, by its acceptance of this Note, the Holder irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Note and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on the Company and the Holder anywhere in the world by the same methods as are specified for the giving of notices under the Purchase Agreement. Each of the Company and, by its acceptance of this Note, the Holder irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each of the Company and, by its acceptance of this Note, the Holder irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

15. Limitation on Conversion. Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by the Holder upon any conversion of this Note (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such conversion (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 9.99% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. Each delivery of a Conversion Notice hereunder will constitute a representation by the Holder that it has evaluated the limitation set forth in this paragraph and determined that issuance of the full number of Conversion Shares requested in such Conversion Notice is permitted under this paragraph. This provision shall not restrict the number of shares of Common Stock which a Holder may receive or beneficially own in order to determine the amount of securities or other consideration that such Holder may receive in the event of a merger or other business combination or reclassification involving the Company as contemplated in Section 7 of this Note. By written notice to the Company, the Holder may waive the provisions of this Section but any such waiver will not be effective until the 61st day after such notice is delivered to the Company.

ATTEST: HALO TECHNOLOGY HOLDINGS, INC.

Name:	By: Name:
Title:

Dated: October —, 2006